UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) March 14, 2008
A. SCHULMAN, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-7459	34-0514850

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3550 West Market Street, Akron, Ohio	44333

(Address of principal executive offices)	(Zip Code)
(330) 666-3751

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.
     On March 14, 2008, A. Schulman, Inc., (the “Company”) entered into a transition agreement effective March 21, 2008 with Terry L. Haines (the “Transition Agreement”), in connection with his retirement from the positions of President and Chief Executive Officer of the Company, as previously announced in the Company’s Current Reports on Form 8-K dated November 21, 2007 and December 17, 2007. On December 17, 2007, the Company announced that Joseph M. Gingo would succeed Mr. Haines as President and Chief Executive Officer of the Company effective January 1, 2008, and that Mr. Haines would not seek re-election to the Company’s Board of Directors at the Annual Meeting of Stockholders held on January 10, 2008. Since January 10, 2008, Mr. Haines has assisted Mr. Gingo in his transition to President and Chief Executive Officer of the Company, pending finalization of the terms of his retirement. The terms of Mr. Haines transition are set forth in the Transition Agreement, a copy of which is attached hereto as Exhibit 99.1 and incorporated by reference herein. The following is a brief description of the terms of the Transition Agreement, which description is qualified in its entirety by reference to the full text of the agreement.
     Under the terms of the Transition Agreement, Mr. Haines’ retirement from the Company will be effective March 21, 2008 (the “Retirement Date”) and his Employment Agreement dated January 31, 1996 (the “Employment Agreement”) will terminate. On the Retirement Date, Mr. Haines will receive a lump sum payment of $2,421,971 in lieu of his base salary, bonus compensation and certain benefits under the Employment Agreement, and will retain his laptop computer, Blackberry handheld device, cellular telephone and Company vehicle. In addition to this lump sum payment, the Company will facilitate payment or the availability of benefits or amounts due under any program the Company maintains and in which Mr. Haines participated (including, without limitation, the 1991 Deferred Compensation Agreement, the Qualified Profit Sharing Plan, the Non-Qualified Profit Sharing Plan and the Supplemental Executive Retirement Plan) but only to the extent that such benefits were earned and vested on or before the Retirement Date. The Transition Agreement also confirms that on the Retirement Date Mr. Haines and his spouse shall be entitled to participate in the Company’s retiree medical program as currently in effect, and in the event such program is terminated or amended, the Company will provide Mr. Haines and his spouse with comparable, replacement coverage. The Company also agrees to continue the insurance policy it currently maintains on Mr. Haines’ life with a $1,000,000 death benefit under its current terms until the earlier of the payment of all amounts required under the 1991 Deferred Compensation Agreement or Mr. Haines’ death.
     Mr. Haines also will be entitled to receive the following with respect to previously granted equity-based awards:
•	The vesting of all unvested nonqualified stock options held by Mr. Haines;
•	The vesting of 12,500 shares of 15,000 shares of time-based restricted stock granted to Mr. Haines and the dividends earned and paid with respect thereto under the terms of the award agreement;

•	Continued eligibility for vesting of 45,833 of 75,000 shares of performance-based restricted stock granted to Mr. Haines if the performance criteria set forth in the award agreement is met on April 11, 2010;
•	Continued eligibility for vesting of 22,916 shares of 37,500 performance shares granted to Mr. Haines if the performance vesting criteria set forth in the award agreement is met on April 11, 2010; and
•	The vesting of 8,750 of 15,000 time-based restricted stock units granted to Mr. Haines, to be settled by cash payment on the first business day of the seventh month following the Retirement Date based on the fair market value of the Company’s common stock at the close of business on the Retirement Date.
     Under the Transition Agreement, Mr. Haines agrees not to reveal confidential information of the Company, and not to compete with the Company for a period of 36 months after the Retirement Date. Moreover, in consideration of the receipt of the payments and benefits set forth in the Transition Agreement, Mr. Haines releases and waives all nature of employment and discrimination claims against the Company, subject to applicable revocation periods.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.
     (d) Exhibits.

Exhibit Number	Description

99.1	Agreement between Terry L. Haines and A. Schulman, Inc., dated March 14, 2008 and effective March 21, 2008.

Signature
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A. Schulman, Inc.
	By:	/s/ Paul F. DeSantis
Paul F. DeSantis
Date: March 20, 2008		Chief Financial Officer, Vice President and Treasurer